T. Rowe Price Fixed Income Series, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Fixed Income Series, Inc. of our reports dated February 12, 2026, relating to the financial statements and financial highlights, which appear in T. Rowe Price Limited-Term Bond Portfolio’s (constituting T. Rowe Price Fixed Income Series, Inc.) Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2026